5405 Windward Parkway Alpharetta, GA 30004 T 1-844-428-2667 www.avanos.com

November 15, 2022

Ms Mojirade James
Delivered via Hand Delivery

Re: Amendment to May 21, 2021 Offer Letter

Moji,

Based on our discussion over the past year, I wanted to use this amendment to memorialize the changes to the Relocation and Travel sections of your original offer letter that have gone into effect.

Relocation
The original requirement was to relocate within 18 months of your July 12, 2021 start date. With the signing of this amendment, Relocation will now be extended to be required to occur by no later than December 31, 2024. The rest of the conditions and terms of relocation will remain intact.

Travel
Prior to your relocation to Alpharetta, GA, travel expenses (including airfare and hotel) related to travel to and from your home in Philadelphia to the Corporate office of Avanos Medical in Alpharetta, GA, except those that are covered by the Relocation program, will be considered business travel and paid for by the Company. You will be expected to book your business travel through the Company vendors and be subject to the guidelines of the Avanos Travel and Expense policy.

Unless otherwise noted, this amendment supersedes the Relocation and Travel sections of your original offer letter dated May 21, 2021.

I believe this captures the totality of our conversation. If you have any questions, please feel free to contact me directly.

Regards,

/s/ John W. Cato

John W. Cato
Vice President, Human Resources

To indicate your acceptance of this amendment and its terms and conditions, please sign in the space provided below.

ACCEPTED:

/s/ Mojirade James
Mojirade James
November 15, 2022